Exhibit (a)(1)(c)

Form of email letter to all eligible participants, from Stock Administration, on March 1, 2004, with administrative information about the program

From:	Stock Administration
Date:	March 1, 2004
To:	palmOne employees eligible to participate in offer to exchange program
Subject:	Employee options cancel and re-grant program

Dear Employees:

As you know from the email you received from Todd Bradley today, our Board of Directors has authorized a stock option exchange program (the “Offer to Exchange”). This voluntary program allows palmOne employees to cancel eligible options in exchange for new options to be granted no sooner than the first business day at least six months and one day after the original options are cancelled but no later than the first business day that is at least seven months and one day after the original options are cancelled.

Please go to the Stock Administration website (on palmOne Central) to access the Offer to Exchange document that describes all the program terms and conditions in detail, including potential benefits and risks of participating in the program, the letter from Todd Bradley, the sample election form and the withdrawal form. If you need a paper copy of any of these documents, please contact palmOne Stock Administration by email at [Email Address To Be Inserted] or by telephone at [Number To Be Inserted]. Please take the time to review the information and instructions carefully in the Offer to Exchange document. We think that the Summary Term Sheet and Frequently Asked Questions section of the Offer to Exchange document will be particularly helpful to you to understand the program and make a decision on whether to participate. However, this section is only a summary, and you should carefully read the entire document.

Within a few days of this email, you also will receive your personalized Election Form by mail at your home address. This form lists your eligible options and provides completion instructions. If you decide to participate in the program, you must complete and return your signed form, by hand delivery or by fax to palmOne Stock Administration by 5:00 pm, Pacific Time, on March 29, 2004. No other form of participation will be accepted. If you decide not to participate in the program, you should also indicate your election on the form and return the signed form, by hand delivery or by fax only to Stock Administration by 5:00 pm, Pacific Time, on March 29, 2004.

If you do not return the form by this deadline, you cannot participate in the program; and you will be deemed to have rejected the offer.

By your participation in the Offer to Exchange program, you consent to the collection, use, process and transfer, in electronic or other form, of your personal data by and among palmOne and its affiliates for the exclusive purpose of administering your participation. You understand that such data may be transferred to certain third parties assisting in the administration of the program, that these recipients may be located in your country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than in your country.

A Withdrawal Form also is available for download from the Stock Administration website should you need to change your original election. Again, this form must be submitted by hand delivery or by fax only to Stock Administration by 5:00 pm, Pacific Time, on March 29, 2004.

Although our Board of Directors has authorized the Offer to Exchange, neither our Board of Directors nor palmOne makes any recommendation as to whether you should exchange or refrain from exchanging your options. We have not authorized any person to make any recommendation on our behalf as to whether you should participate in this program. You must make your own decision whether to exchange your options.

If you have any questions regarding the Offer to Exchange, please be sure to attend one of the informational meetings (a schedule for which will be communicated separately). You can also contact palmOne Stock Administration by email at [Email Address To Be Inserted] or by telephone at [Number To Be Inserted] with any question you might have related to the program.

Stock Administration